Exhibit 10.9.2

August 6, 2020

Gene Boxer
EVP, Chief Strategy Officer & Group General Counsel

Re: Confirmation of Certain Termination-Related Rights

Dear Gene:

As you know, Sirius International Insurance Group, Ltd., a Bermuda exempted company (the “Company”), has entered into an Agreement and Plan of Merger dated August 6, 2020 (the “Merger Agreement”) with Third Point Reinsurance Ltd., a Bermuda exempted company (“TPRE”), pursuant to which a wholly owned subsidiary of TPRE will merge with and into the Company, causing the Company to become a wholly owned subsidiary of TPRE (the “Merger”). The purpose of this letter is to confirm certain actions taken and additional rights granted by the Board of Directors of the Company on August 6, 2020 relating to your rights vis-à-vis a termination of employment, each as further described below.

1.
Post-Merger Good Reason. For purposes of all compensation and employee benefit plans maintained by the Company to which you are a party or under which you are eligible to participate (including, for the avoidance of doubt, (i) the Sirius Group Severance and Change in Control Plan, and (ii) each award agreement governing an outstanding equity award held by you, (the agreements in clauses (i) through (ii), collectively, the “Executive Arrangements”)) that permit resignation for “Good Reason,” it is acknowledged and agreed that you will have “Good Reason” to resign from your employment with the Company or any successor thereto immediately upon the consummation of the Merger.

2.
Board Composition. In the event that any of the Original SRC Members, as defined in the Merger Agreement, are removed from or not re-elected to the Board following the execution of the Merger Agreement (a “Board Change”) due to an affirmative action of the Company’s majority shareholder to effect such removal or non-election, you will be deemed to have “Good Reason” to resign from your employment with the Company or any successor thereto under any Executive Arrangements that permit resignations for “Good Reason.”

3.
Executory Period Severance Benefits. In the event of a termination of your employment by the Company following a Board Change for a reason other than “Cause” (as defined in the applicable Executive Arrangement) or by you due to your resignation for “Good Reason” (as defined in the applicable Executive Arrangement, as modified in Section 2, above) following the execution of the Merger Agreement but prior to the consummation of the Merger, you will be entitled to all of the severance and other termination benefits under the Executive Arrangements in an amount equal to the benefits to which you would have been entitled if your employment had instead been terminated by the Company without “Cause” (as defined in the applicable Executive Arrangement) immediately following the consummation of the Merger.

4.
Advancement of Expenses. In the event you incur legal expenses that you determine are reasonably necessary to preserve your rights in connection with any dispute arising after a Board Change and prior to the closing of the Merger and relating to your termination of employment or your enforcement of your right to receive any the benefits payable under the Executive Arrangements, you will be entitled to reimbursement, as incurred, of all such reasonable expenses within 20 days after the receipt by the Company of your written request that is accompanied by reasonable detail of expenses, whether such request is made prior to or after the final disposition of the dispute at hand; provided that in the event of a final, nonappealable judgment by a court of competent jurisdiction or an arbitrator finding that your claim against the Company is frivolous or was brought in bad faith, you shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums reimbursed to you pursuant to this Section 4.

5.
Continuation of Existing Executive Arrangements. For the avoidance of doubt, nothing in this letter agreement shall adversely affect any of your and the Company’s rights and obligations under the Executive Arrangements as currently in effect.

* * *

Please indicate your acceptance of the terms and conditions of this letter by returning a signed copy of this letter to my attention. If you have any questions, please feel free to contact me.

This letter agreement may be executed in any number of counterparts (including by means of facsimile or e-mail in .pdf format), each of which of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Sincerely yours,

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

/s/ Kernan V. Oberting
By: Kernan V. Oberting
Title: President & Chief Executive Officer

Acknowledgment, Acceptance and Agreement:

/s/ Gene Boxer
Gene Boxer

8/6/20
Date

ACTIVE 260211081